                                                                   Exhibit 10.12


                                     [LOGO]

     SILICON VALLEY EAST      40 William Street, Suite 350   Wellesley, MA 02181
     A DIVISION OF SILICON VALLEY BANK                              617.431.9901

  VIA FACSIMILE TRANSMISSION


  October 7, 1996


  Mr. James Pluntze
  Director of Finance and Administration
  International Integration, Inc.
  101 Main Street
  Cambridge, MA. 02142

  Dear Jim:


       Silicon Valley Bank (the "Bank") hereby proposes to extend a $2,000,000 secured working capital line of credit (the "Line") to International Integration, Inc. ("Borrower" or "I-Cube") under the terms and conditions as set forth in this letter. Please understand this letter is not meant to be, nor shall it be construed as, an attempt to define all the terms and conditions of the Line. Rather, it is intended only to outline certain of the basic points of our understanding around which the final terms and documentation are to be structured.

       The following is a summary of the basic business points of the Line:

CREDIT FACILITY:                $2,000,000 secured line of credit; $1,000,000
                                sublimit for foreign exchange transactions and the issuance of letters of credit.

PURPOSE:                        Working Capital.

INTEREST RATE:                  Prime + 1/2%, floating.

MATURITY DATE:                  One year from closing.

                                 (Member FDIC)

International Integration, Inc.
October 7, 1996
Page 2 of 4


ADVANCE RATE:     75% of eligible domestic billed A/R under 90 days from
                  invoice. There shall be a 30% concentration limit on domestic receivables. Foreign receivables which the Borrower would like to include in the Borrowing Base are subject to Bank approval.
                  Other standard exclusions apply.

COLLATERAL:       Perfected first security interest in all assets; negative
                  pledge on intellectual property.

COMMITMENT FEE:   $17,500, payable by Borrower upon Borrower's acceptance of this letter. This fee is refundable if the Line does not close, subject to reduction by the aggregate of all expenses and charges expended by the Bank in connection with the proposed Line (including in-house administrative expenses and fees and costs of Bank's inside and/or outside counsel).

WARRANTIES AND
COVENANTS:        Borrower shall make customary representations, warranties, and covenants, together with such other representations, warranties, and covenants as the Bank or its counsel may deem reasonably necessary or desirable, including the following:

FINANCIAL
COVENANTS:        All covenants are tested monthly unless otherwise noted.

Liquidity:        Minimum Quick Ratio of 1.5:1
                  The Quick Ratio is defined as the sum of cash and accounts receivables (net of those unbilled) divided by current liabilities exclusive of deferred revenues.

Capital: Minimum Tangible Net Worth of $2,800,000; To increase by 80% of quarterly net profits and 70% of new equity proceeds. Tangible Net Worth is Net Worth plus Subordinated Debt (if applicable) less intangible assets.

Leverage:         Maximum Total Liabilities (exclusive of deferred revenues) to
                  Tangible Net Worth of 1.5:1;

Profitability:    Remain profitable ($1.00) on a quarterly basis. For
                  calculation purposes, net profit is exclusive of capitalized software costs.

International Integration, Inc.
October 7, 1996
Page 3 of 4

  FINANCIAL REPORTING:
                        1.) Monthly financial statements and Compliance
                            Certificate within 30 days of month-end;

                        2.) Borrowing Base Certificate and accounts receivable
                            aging within 30 days of month-end; if not borrowing*, then the reporting frequency shall be quarterly, within 30 days of quarter-end;

                        3.) Audited financial statements within 120 days of
                            fiscal year-end;

                        * Borrowings include issued letters of credit and/or foreign exchange contracts.
  OTHER COVENANTS:
                        1.) Borrower shall maintain its primary operating
                            account(s) at the Bank.

                        2.) Examination of Company's A/R by an agent of the Bank
                            at Company's expense to be completed within 90 days of closing.

EXPENSES:               Borrower shall pay all of the Bank's fees and charges in
                        connection with the Line, including fees of Bank's inside and/or outside counsel. Such costs payable by Borrower are in addition to the Commitment Fee described above. In the event the Line does not close, the Commitment Fee refundable to Borrower shall be reduced by the aggregate of all such expenses and charges.

CONDITIONS OF           The following shall be satisfied by Borrower prior to
CLOSING:                closing and shall be conditions precedent to Bank's
                        obligation to fund the Line:

                        1) After due diligence inquiry conducted by the Bank, there shall be no discovery of any facts or circumstances which would negatively affect or tend to negatively affect, in the Bank's sole discretion, collectability of the Loan against Borrower.

                        2) No representation, warranty, or disclosure made to the Bank by Borrower shall prove to be false or misleading as of the date made.

International Integration, Inc.
October 7, 1996
Page 4 of 4


      This commitment letter is provided to you solely for the purpose described herein and may not be disclosed to or relied upon by any other party without the Bank's prior written consent.

      If these basic terms and conditions are acceptable, please so indicate by signing the enclosed copy of this letter and returning the same with the Commitment Fee to the attention of the undersigned by October 21, 1996 or by such later date agreed upon by the Bank in writing. This commitment letter shall expire on October 21, 1996 if not executed on or prior to this date.

      The proposal will constitute your instruction to the Bank to commence (at your expense) documentation which shall supersede this letter. This letter is intended to set forth the proposed terms of the Line currently under discussion between us. Except for your obligation to pay the Bank's expenses and charges described above, this letter and our other communications and negotiations regarding the proposed Line do not constitute an agreement or an offer and do not create any legal rights benefiting, or obligations binding on, either of us. It is intended that all legal rights and obligations of the Bank and Borrower will be set forth in signed definitive loan documents acceptable to the Bank and its counsel.

      We truly appreciate your continued business!


Very truly yours,


SILICON VALLEY BANK


By: /s/ JANE A. BRAUN
    ------------------------------------
    Jane A. Braun, Vice President

AGREED TO AND ACCEPTED THIS 7th DAY OF Nov, 1996.

INTERNATIONAL INTEGRATION, INC.


By: /s/ [Illegible]
    ------------------------------------

Title: [Illegible]
      ----------------------------------
      CHIEF FINANCIAL OFFICER